Exhibit 24
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned does hereby appoint and constitute Neal J. Keating and William C. Denninger and each of them as his or her agent and attorney-in-fact to execute in his or her name, place and stead (whether on behalf of the undersigned individually or as an officer or director of Kaman Corporation or otherwise) the Annual Report on Form 10-K of Kaman Corporation respecting its fiscal year ended December 31, 2011 and any and all amendments thereto and to file such Form 10-K and any such amendment thereto with the Securities and Exchange Commission. Each of the said attorneys shall have the power to act hereunder with or without the other.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 21st day of February, 2012.

Brian E. Barents         Neal J. Keating
E. Reeves Callaway III    Eileen S. Kraus
Karen M. Garrison        George E. Minnich
A. William Higgins        Thomas W. Rabaut
Richard J. Swift